EXHIBIT 99.1

December 19, 2017

Fellow Shareholders,

As 2017 draws to a close, I want to update you on our current development progress and summarize the incredible advancements we have made over this past year. Building on the momentum in 2016, this year we achieved a number of significant milestones that advance our company towards becoming a revenue-generating enterprise.

We quickly achieved our first milestone by demonstrating that our ridge waveguide polymer based modulators could perform at 10Gbps. While this was a great achievement for us, our market assessments revealed that the leading data center and high-performance computing companies have been rapidly advancing in the marketplace and were now beginning to demand higher performance components and were already implementing 100Gbps nodes (typically using 4 channels of 25Gbps). We were able to more than double the performance of our modulators by optimizing their design and by the end of April, we had successfully demonstrated our first 25Gbps capable modulator. The rapid improvement we have experienced in our engineering development had an enormously positive impact in our esprit des corps and this has resulted in accelerating progress beyond which we had initially imagined.

We took another look at the marketplace this year and saw that the leading data center and high-performance computing companies were evolving very quickly with brand new architectures, and were designing optical communication systems architectures beyond 100Gbps and actually for the next data rate node of 400Gbps. Realizing that leap-frogging the competition offering products at 100Gbps would be an enormous opportunity for us, we set our sights on achieving 50Gbps capability (A 400Gbps solution would typically require 4 channels of 50Gbps in parallel, and encoded using PAM4, or more simply 8 channels at 50Gbps using NRZ (Non-Return to Zero) coding of digital 1’s and 0’s.).

The 50Gbps benchmark had been in our technology platform roadmap plan that we identified at our Annual Shareholder meeting in May 2017. In the presentation, I had targeted the end of 2017 to complete and demonstrate 50Gbps capability with our polymer modulators. With a steadfast focus on design, fabrication, and characterization, we made incredible progress and successfully demonstrated by early September that our polymer modulator platform is capable of 50Gbps--over 3 months ahead of schedule! We are now optimizing the performance of our 50Gbps modulators for our polymer photonic integrated circuit (P2PIC) platform and prototype packages.

Our P2IC™ platform and modulator design engineering program have been vastly benefited by the addition of several new world-class engineers to our technical team, as well as to our materials team. To further support our device efforts, we have made significant investments in additional equipment to build a new test and characterization center that now is capable of measuring modulator device performance of 50Gbps and beyond. Our goal is to create world-class optoelectronic polymers devices including modulators and other devices that will become part of our P2IC platform.

As we have previously reported to you, we are bringing the team together in an expanded 13,420 square foot facility located in Englewood, Colorado. Our new headquarters facility will house both our Delaware materials team as well as our Longmont, Colorado device team. The facility is large enough to allow us to further develop and productize our technology in an integrated manner to address a variety of customer requirements. Our goal is to complete the consolidation into the new facility by the end of March 2018. From the technological standpoint, building a world-class engineering and materials teams, and housing both in a world-class facility should position Lightwave Logic to be a key player in the fiber communications sector. We are rapidly executing this strategy, and we are looking towards 2018 to bear the initial fruits of our labor.

At our last Annual Shareholder meeting, we informed you that we had engaged a packaging partner to package our modulators for prototype testing and evaluation by the end of 2017. We are happy to report that our partner has packaged and evaluated our modulators and we expect to receive our first samples by the end of 2017. We will then characterize and measure modulator performance using our high-speed test facility. We are continuing the development of our slot modulator design, and plan to test working devices in 2018. Our goals for the slot modulator are similar to the ridge waveguide: 50Gbps operation for high-speed data rates in optical networking systems but in a vastly smaller footprint.

Financial

On the financial side, the Company has satisfied capital requirements since inception primarily through the issuance and sale of its common stock. We have in place a pipeline to the capital necessary to finance our success including utilizing our stock purchase agreement with an institutional investor. Under the purchase agreement and at Company's sole discretion, the institutional investor has committed to invest up to $20,000,000 in common stock. As reported in our recently filed Form 10-Q, we have sufficient operating capital through 3rd Quarter 2018, which ensures we can continue prototype development with the added assurance that if we need additional capital to accelerate our efforts, it is available to us.

Marketing

Our marketing and communications efforts have continued to expose Lightwave Logic to a much broader audience in 2017. In light of the advances in our P2IC platform, we have taken time to speak this year at several important industry conferences specifically the European Conference and Exhibition on Optical Communications (ECOC) in Gothenburg, Sweden [1], and PIC conference in Eindhoven, the Netherlands [2]. At ECOC we have detailed the scalability of our technology both in high data rate performance, as well as in low power and cost.

This capability will enable us to specifically address the next major data rate nodes of 400Gbps (mentioned above) and 800Gbps. Leading data center and high-performance computing companies are looking for technological solutions in optical components that not only meet today’s data rate expectations but also offer a pathway to ensure that their future needs will be met—and importantly, at declining prices per gigabit. At Lightwave Logic, we now see a scalable route to 800Gbps.The invitation to speak at this latter conference remains especially important as I am currently a member of the committee that is planning the technology roadmaps for PICs over the next decade

I was also invited to give a keynote address at the Photonics World Technology Mapping forum in ‘s-Hertogenbosch, The Netherlands. During this conference, the talk outlined the potential of polymer platforms to enable a number of potentially new applications economically. Lastly, but not least, I recently gave an invited presentation at the International PIC training event in Silicon Valley in November [3].

Participating in these events has created both awareness and anticipation for the emergence of organic polymers as a key component of photonic integrated circuits. I am happy to report that as a result, we have received many new inquiries that we are pursuing and will continue to pursue in 2018 by providing operating data and information from our prototype modulators as soon as they are tested and analyzed.

Intellectual Property

Our intellectual property portfolio has expanded significantly over the last year as we are developing our P2IC into prototypes. We have filed more than 6 patents during 2017 and are currently in the process of readying a number of other inventions for formal filing--most likely early in 2018. We expect to continue innovating with our P2IC platform in 2018, and expect to at least maintain this level of invention at Lightwave Logic during the whole of 2018. In total, our patent portfolio consists of 13 granted patents that include 4 from the US, 1 from Canada, 5 from the EU, 2 from Japan and 1 from China.

Our materials patent portfolio has also strengthened significantly in 2017 with the filing of additional new patent applications on our core PerkinamineTM molecular compounds as well as recent, innovative inventions that are expected to protect our P2IC polymer platform from potential competition.

Team Lightwave

During 2017 the company continued to mature in all areas of development from synthesized materials from device-design, fabrication, to characterization skills that will allow us to efficiently engineer and develop polymer-based technology on an integrated photonics platform (P2IC) that is capable of 50Gbs and beyond.

There remain additional milestones that must be accomplished to achieve the goal of commercial implementation our polymer technology. None of the remaining steps are trivial, but all of them are achievable, and our confidence is supported by the rapid and substantial achievements we have made this year. We enter 2018 with strong morale and the desire to prove out our technological value proposition.

Our chemistry team continues to synthesize and optimize our existing materials as well as developing several new, material candidates that could potentially improve the performance of current and future prototypes and ultimately commercial devices.

The device team is currently working with our packaging partner to advance the package design in 2018. This relationship will greatly improve scalability and help to push even higher performance.

We plan to add additional world-class engineers to bring in-house specific skillsets in materials engineering, device testing, fabrication as well as people to orchestrate these activities. Presently, as part of his role on the Operations Committee, Dr. Fred Leonberger is playing an advisory and leadership role assisting me with the coordination of material development and device design.

Telecom and Datacom Modulator Development

As you may recall, our original intention was to develop the ridge waveguide modulator merely as a vehicle to prove that our advanced organic polymer systems could meet commercial specifications and to demonstrate that they could hold up to the rigors of an operating environment. Because of the rapid and better than expected performance we achieved, we now believe that this ridge waveguide modulator will become a critical component of a PIC platform. While we are focusing on datacom, our devices can also be of high interest in telecom. The computer modeling and simulation work we have performed this year predicts that our modulators will be able to scale at 50Gbps and beyond to 100Gbps, 400Gbps, and even 800Gbps!

2018—and Beyond

We are well aware that some of our shareholders think our product development process is taking a long time to complete. We believe that we have completed the transition of Lightwave from a purely materials development company to a leading-edge device development company with next-generation products to satisfy the insatiable demand for increased performance at lower cost. While this metamorphosis has lengthened the timetable, the good news is that we have moved up the value pyramid and with a PIC platform that will be the envy of our competition. We anticipate excellent product opportunities that will yield above-average sales margins for a long time.

During 2018, we will be compiling a detailed device specifications-sheet to present to several interested parties. Recall that our objective here is to attract an industry partner with the synergistic capabilities necessary to help develop future products that will utilize form factors that would be virtually impossible to achieve with existing legacy technology.

We expect 2018 to be even more exciting than 2017. We think it is definitely time to fasten your seat-belts as we mature our polymer technology platform from the prototype stage to commercial viability.

Thank you for your continuing support.

Michael Lebby

CEO

References:

[1] ECOC Conference and associated press release:  http://lightwavelogic.com/profiles/investor/ResLibraryView.asp?ResLibraryID=83857&GoTopage=1&Category=2157&BzID=2252&G=914

[2] PIC Conference and associated press release:

http://lightwavelogic.com/profiles/investor/ResLibraryView.asp?ResLibraryID=84026&GoTopage=1&Category=2157&BzID=2252&G=914

[3] PIC Training and associated press release:

http://lightwavelogic.com/profiles/investor/ResLibraryView.asp?ResLibraryID=86361&GoTopage=1&Category=2157&BzID=2252&G=914